Exhibit 10.19

EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of March 4, 2020

by and among

AGILON HEALTH TOPCO, INC.

as the Company

and

EACH ENTITY LISTED ON EXHIBIT A HERETO

as a Purchaser

i

3.19	Corporate Documents	17

3.20	No Investment Company	18

3.21	Data Privacy	18

3.22	Brokers and Finders	18

3.23	Side Letters	18

3.24	No Other Representations and Warranties	18

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

4.1	Organization; Authority; Binding Agreement	19

4.2	No Conflicts	19

4.3	No Additional Representations; Inspection	20

4.4	Evaluation and Ability to Bear Risks	20

4.5	Purchase for Investment; Qualified Institutional Buyer	21

4.6	Litigation	21

4.7	Brokers and Finders	21

	ARTICLE V

	PUT OPTION AND TRANSFER

5.1	Grant of Put Option	21

5.2	Procedures	22

5.3	Consummation of Sale	22

5.4	Cooperation	22

5.5	Closing	22

5.6	Affiliate and Inter-Fund Transfers	22

5.7	Termination	23

	ARTICLE VI

	POST-CLOSING COVENANTS

6.1	Information Rights	23

6.2	Right to Conduct Activities	24

6.3	Terms and Share Price Protection	24

ii

6.4	Consent Rights	24

6.5	D&O Indemnification	25

6.6	Use of Logos	25

6.7	Use of Purchasers’ Names	25

6.8	Web Site	26

6.9	Tax Information	26

6.10	Board Decks	26

6.11	Regulatory Investigations	27

	ARTICLE VII

	MISCELLANEOUS

7.1	Survival of Representations, Warranties and Covenants; Limitations on Liability	27

7.2	Reserved	28

7.3	Specific Performance	28

7.4	Notices	29

7.5	No Assignment; Binding Effect	29

7.6	Entire Agreement	30

7.7	Confidentiality	30

7.8	Transfer Taxes	31

7.9	Amendments, Supplements, Etc.	31

7.10	Headings and Captions	31

7.11	Counterparts	31

7.12	Governing Law; Jurisdiction; Venue	31

7.13	Further Assurances	32

7.14	Third-Party Beneficiaries	32

7.15	Severability	32

EXHIBIT A: LIST OF PURCHASERS

EXHIBIT B: MORGAN STANLEY INVESTMENT AGREEMENT

iii

INVESTMENT AGREEMENT

This Investment Agreement, dated as of March 4, 2020 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is by and among Agilon Health Topco, Inc., a Delaware corporation (the “Company”), and each entity listed on Exhibit A attached hereto, as amended from time to time, severally and not jointly (each, a “Purchaser”). The Company and each Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company and each Purchaser are party to the Investment Agreement, dated as of January 4, 2019 (the “2019 Investment Agreement”), pursuant to which the Purchasers received certain shares of common stock of the Company, and the Company and each Purchaser are party to the Registration Rights Agreement, dated as of January 4, 2019 (the “Registration Rights Agreement”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company proposes to issue and sell to each Purchaser, and each Purchaser proposes to acquire, additional shares of common stock, par value $0.01 per share of the Company (“Common Stock”); and

WHEREAS, simultaneously with this Agreement, (i) the Company and each Purchaser have entered into the Registration Rights Agreement Amendment (as defined below) and (ii) the Company and CD&R Vector Holdings, L.P., a Cayman Islands exempted limited partnership (the “Major Holder”), have entered into the Stockholders’ Agreement Amendment (as defined below).

NOW, THEREFORE, in consideration of the foregoing, and the agreements, covenants, representations, warranties and indemnities contained in this Agreement, each Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Actions or Proceedings” means any action, suit, proceeding or arbitration.

“Additional Shares” has the meaning as defined in Section 6.3.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Anchor Markets” means markets determined by the Company to be material to the business of the Company and its Subsidiaries.

“Agreement” has the meaning as defined in the preamble.

“Approvals” means, with respect to the Purchased Shares, all Consents with respect to the transactions contemplated by this Agreement.

“Balance Sheet Date” has the meaning as defined in Section 3.5.

“Business” means the business and operations of the Company and its Subsidiaries as conducted as of the date hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, are authorized or obligated by applicable law or executive order to be closed.

“Cap” has the meaning as defined in Section 7.1(b).

“Capital Stock” means: (i) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (ii) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests and (iii) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Capital World Entities” has the meaning as defined in Section 6.7.

“Closing” has the meaning as defined in Section 2.2.

“Closing Date” has the meaning as defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning as defined in the recitals.

“Company” has the meaning as defined in the preamble.

“Company Debt” means, with respect to the Company or any of its Subsidiaries and without duplication, any Liabilities (i) with respect to indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) in respect of leases or other arrangements conveying the right to use that are required to be classified as capital lease obligations in accordance with GAAP, (iii) with respect to notes, bonds, debentures or other securities or other instruments, (iv) for the deferred purchase price of property or other assets, including any such amounts that may become payable under any Contract executed and delivered prior to the date hereof but where the transactions contemplated by such Contract have not been consummated prior to the date hereof, but excluding any earn-out or similar payments which are not yet due and payable, (v) with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (vi) in respect of conditional sale or other title retention agreements with respect to property acquired, (vii) with respect to letters of credit, bankers acceptances or similar credit transactions (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts or similar charges, (viii) with respect to all accrued interest, premiums, penalties, redemption costs, breakage costs and other charges in respect of each of the foregoing in clauses (i) through (vii), and (ix) of the types referred to in clauses (i) through (viii) above of any Person that are either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries.

“Company Group” means the Company, its Subsidiaries and affiliated independent physician associations.

“Company Information” has the meaning as defined in Section 6.1.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of any of Ronald Kuerbitz, Kenny Bellendir, Ravi Sachdev, Derek Strum or Ted Halkias.

“Confidentiality Agreement” means the letter agreement, dated as of November 21, 2018, by and between Opco and Capital Research and Management Company.

“Consent” means any consent, approval or authorization.

“Contract” means any legally binding: contract, indenture, note, bond, lease, license, instrument, agreement, mortgage, option, warranty, purchase order, insurance policy or benefit plan, or other commitment, whether written or oral.

“Credit Agreement” means the Credit Agreement, dated as of July 1, 2016, by and among Opco, Holdings Intermediate, Deutsche Bank AG New York Branch and the banks and other financial institutions party thereto as lenders, as in effect as of the date hereof.

“Current Financing Round” means only those the issuances of shares of Common Stock pursuant to private placements (including pursuant to this Agreement) including and immediately subsequent to the issuance of Common Stock pursuant to the Investment Agreement, dated November 7, 2019, by and between the Company and Rock Springs Capital Master Fund LP, a Cayman Islands exempted limited partnership (“Subsequent Private Placements”), until and only including the first Subsequent Private Placement to the extent and only to the extent to which proceeds from all Subsequent Private Placements total $125,000,000 in the aggregate.

“Current Financing Shares” has the meaning as defined in Section 6.3.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“FCPA” has meaning as defined in Section 3.16.

“Financial Statements” has the meaning as defined in Section 3.5.

“Fiscal Quarter” means any period of three (3) consecutive months ending on March 31, June 30, September 30 or December 31 of any calendar year.

“Fiscal Year” means the period of twelve (12) consecutive months ending on December 31 of any calendar year.

“Fraud” means actual and intentional fraud by a Party with respect to or in connection with the transactions contemplated by this Agreement, provided that at the time the representation or warranty underlying the claim for fraud was made (a) such representation or warranty was materially inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy of such representation or warranty, (c) such Party had the specific intent to deceive the other Party as an inducement to enter into this Agreement and (d) the other Party acted in reliance on such materially inaccurate representation or warranty and suffered or incurred financial injury or other damages as a result of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” has the meaning as defined in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States.

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Holdings” means Agilon Health Holdings, Inc. (f/k/a CD&R Vector Topco, Inc.), a Delaware corporation and direct wholly-owned Subsidiary of the Company.

“Holdings Intermediate” means Agilon Health Intermediate Holdings, Inc. (f/k/a CD&R Vector Midco, Inc.), a Delaware corporation and direct wholly-owned Subsidiary of Holdings.

“Investment Company” has the meaning as defined in Section 3.20.

“IPO” means the initial sale of Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law (including common law).

“Liability” or “Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Liability Threshold” has the meaning as defined in Section 7.1(b).

“Lien” means any lien, pledge, claim, security interest, encumbrance, charge, option, right of first refusal, proxy, voting trust or agreement, restriction or limitation of any kind, whether arising by agreement, operation of Law or otherwise.

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).

“Major Holder” has the meaning as defined in the recitals.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of Law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of Law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Advantage Plans” means, collectively, health plans offered under Part C of Medicare.

“Morgan Stanley Investment Agreement” means that Investment Agreement, dated November 7, 2018, among the Company and certain parties thereto attached hereto as Exhibit B.

“Morgan Stanley Put Purchase Price” means the Put Purchase Price (as defined in the Morgan Stanley Investment Agreement).

“Morgan Stanley Put Right Closing” means a Put Right Closing (as defined in the Morgan Stanley Investment Agreement).

“Morgan Stanley Put Shares” means the Put Shares (as defined in the Morgan Stanley Investment Agreement).

“Opco” means agilon health, inc. (f/k/a CD&R Vector Parent, Inc.), a Delaware corporation and direct wholly-owned Subsidiary of Holdings Intermediate.

“Option” means any option to purchase shares of Common Stock issued pursuant to the Agilon Health Topco, Inc. Stock Incentive Plan.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Organizational Documents” means (i) any certificate, articles or memorandum filed with any state, country or other jurisdiction which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person’s by-laws, codes of regulations, partnership or limited partnership agreements, limited liability company agreements and operating agreements.

“Owned Intellectual Property” has the meaning as defined in Section 3.8.

“Parties” has the meaning as defined in the preamble.

“Permits” has the meaning as defined in Section 3.9(b).

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and, in the case of Liens being contested, for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (ii) Liens for Taxes, assessments and any other governmental charges which are not yet due and payable or which are being contested in good faith by appropriate proceedings and, in the case of Liens being contested, for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (iii) all building codes, zoning ordinances and similar applicable Laws heretofore, now or hereafter enacted, made or issued by any Governmental Authority affecting the Real Property, or any portion thereof, which do not or would not, individually or in the aggregate, impair in any material respect the value, or the present use, occupancy or operation of the Real Property to which they relate; (iv) all easements, rights-of-way, servitudes, covenants, conditions, restrictions, reservations, licenses, agreements, imperfections of title and other similar matters which are of record and which do not, individually or in the aggregate, impair in any material respect the present use of the Real Property to which they relate; and (v) any other Liens arising pursuant to Company Debt.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Personal Information” has the meaning as defined in Section 3.21.

“Plan” means any material employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) sponsored or maintained by the Company or any of its Subsidiaries for their current or former employees, including any pension, profit-sharing, retirement, death, disability, supplemental retirement, welfare benefit, retiree health, and life insurance plan, agreement or arrangement, or any other material compensation plan, policy, program, agreement or arrangement.

“Purchase Price” has the meaning as defined in Section 2.1.

“Purchased Shares” has the meaning as defined in Section 2.1.

“Purchaser” has the meaning as defined in the preamble.

“Put Event” has the meaning as defined in Section 5.1.

“Put Event Shares” means, with respect to each Purchaser, the total Purchased Shares purchased by such Purchaser hereunder multiplied by a fraction, (i) the numerator of which is the number of Morgan Stanley Put Shares purchased by the Company pursuant to a Morgan Stanley Put Right Closing and (ii) the denominator of which 264,440 shares of Common Stock.

“Put Exercise Notice” has the meaning as defined in Section 5.2(b).

“Put Purchase Price” means an amount equal to the applicable Morgan Stanley Put Purchase Price pursuant to a Morgan Stanley Put Right Closing giving rise to a Put Event in Section 5.1.

“Put Right” has the meaning as defined in Section 5.1.

“Put Right Closing” has the meaning as defined in Section 5.3.

“Put Right Closing Date” has the meaning as defined in Section 5.2(c).

“Put Shares” has the meaning as defined in Section 5.2(b).

“Real Property” means all real property and interests in real property owned or leased by the Company or any of its Subsidiaries.

“Registration Rights Agreement Amendment” means the First Amendment to the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Purchasers.

“Representative” means, with respect to any Person, any officer, director, principal, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Sale Transaction” shall mean a transaction or series of related transactions (whether structured as a sale of Capital Stock, asset sale, merger, consolidation, reorganization, joint venture or otherwise) in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company or the Company Group, or from the Company or the Company Group all or substantially all of its assets.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Share Price” has the meaning as defined in Section 2.1.

“Share Register” has the meaning as defined in Section 2.2(a).

“Stock Plan” has the meaning as defined in Section 3.2(a).

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of November 29, 2019, as amended on December 19, 2019, December 27, 2019, December 31, 2019, January 30, 2020 and February 18, 2020, and as further amended from time to time, by and among:

1.	the Company;

2.	COPC Practice Management, LLC;

3.	Canadian Pooled Funds-Global Opportunity Fund I;

4.	Morgan Stanley Investment Funds-Global Opportunity Fund;

5.	Growth Trust;

6.	Morgan Stanley Investment Funds-US Growth Fund;

7.	Morgan Stanley Insight Fund (/f/k/a Morgan Stanley Multi Cap Growth Trust);

8.	Morgan Stanley Institutional Fund Trust—Discovery Portfolio (f/k/a Morgan Stanley Institutional Fund Trust-Mid Cap Growth Portfolio);

9.	Morgan Stanley Variable Insurance Fund, Inc. Growth Portfolio;

10.	NGS Super Pty Limited;

11.	Morgan Stanley Variable Insurance Fund, Inc.—Discovery Portfolio (f/k/a Morgan Stanley Variable Insurance Fund, Inc.-Mid Cap Growth Portfolio);

12.	Inception Trust (f/k/a Small Company Growth Trust);

13.	The Employee Benefits Committee of American Airlines, Inc. and US Airways, Inc.;

14.	Morgan Stanley Institutional Fund, Inc.-Growth Portfolio;

15.	Morgan Stanley Institutional Fund, Inc.-Global Opportunity Portfolio;

16.	Russell Investment Company V plc-Russell Investments Global Ethical Equity Fund;

17.	Brighthouse Funds Trust I – Morgan Stanley Mid Cap Growth Fund;

18.	The New Economy Fund;

19.	SMALLCAP World Fund, Inc.;

20.	Rock Springs Capital Master Fund LP;

21.	the Major Holder;

22.	Hadley Harbor Master Investors (Cayman) II L.P.;

23.	High Cedar Direct Fund, L.P.;

24.	Durable Capital Master Fund LP;

25.	SeAH Resources & Investment Co., Ltd.;

26.	HPP Co., Ltd.;

27.	Northwestern University;

28.	Zurich Insurance Company, Ltd., Bermuda Branch; and

29.	Zurich American Insurance Company.

“Stockholders’ Agreement Amendment” means the Sixth Amendment to the Stockholders’ Agreement, dated as of the date hereof, by and between the Company and the Major Holder.

“Subsequent Private Placements” has the meaning as defined in the definition of “Current Financing Round”.

“Subsidiaries” of any specified entity means any other entity of which such first Person owns (either directly or through one or more other Subsidiaries) at least a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such entity, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Tax” means: any tax, charge, assessment, duty, levy, fee or similar governmental charge of any kind (including any interest, additions to tax, or civil or criminal penalties thereon).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Stockholders’ Agreement, the Stockholders’ Agreement Amendment and the Registration Rights Agreement Amendment.

ARTICLE II

SALE AND ISSUANCE OF SHARES

2.1 Sale and Issuance of Shares. The Company hereby issues and sells to each Purchaser, and each Purchaser hereby purchases and acquires from the Company, such amount of shares of Common Stock set forth next to such Purchaser’s name in Exhibit A attached hereto in electronic book-entry form (each a “Purchased Share” and collectively, the “Purchased Shares”), free of Liens (other than Liens imposed under applicable securities Law or the Stockholders’ Agreement), for an aggregate purchase price of $9,499,786.56 (the “Purchase Price”) (i.e., $449.46 per Purchased Share (the “Share Price”)).

2.2 Closing. The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, simultaneously with the execution and delivery of this Agreement. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. At the Closing:

(a) the Company shall deliver to each Purchaser (i) an electronic .pdf of the Company’s current share register indicating the Purchased Shares purchased by such Purchaser (the “Share Register”) and (ii) duly executed copies of the Stockholders’ Agreement Amendment and the Registration Rights Agreement Amendment; and

(b) each Purchaser shall (i) pay to the Company, by wire transfer of immediately available funds to an account designated by the Company prior to the date hereof, an amount equal to such Purchaser’s portion of the Purchase Price and (ii) deliver to the Company a duly executed copy of the Registration Rights Agreement Amendment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article III only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1 Organization, Authority; Binding Agreement.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own and hold its assets and properties and to conduct its business as now owned, held, and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Company.

(b) This Agreement has been, and each of the Transaction Documents to be executed and delivered by the Company will be, duly executed and delivered by the Company, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, receivership, moratorium, conservatorship, reorganization, or other Laws of general application affecting the rights of creditors generally or by general principles of equity.

3.2 Capitalization.

(a) The authorized share capital of the Company consists of 5,000,000 shares of Common Stock. As of the date hereof, (i) there are 3,207,580.77 shares of Common Stock issued and outstanding, (ii) there are 20,000 shares of Common Stock issued and held in the treasury of the Company and (iii) the Company has reserved 712,500 shares of Common Stock for issuance pursuant to its Agilon Health Topco, Inc. Stock Incentive Plan (the “Stock Plan”), of which (x) 91,300 outstanding shares have been issued pursuant to the Stock Plan, (y) 405,950 shares are subject to outstanding Options with a weighted average exercise price of $251.43 per share, and (z) 215,250 shares of Common Stock remain available for issuance pursuant to the Stock Plan. All of the issued and outstanding Capital Stock of the Company has been duly authorized and is validly issued, fully paid, nonassessable, free of Liens (other than Liens imposed under applicable securities Law), and has not been issued in violation of any preemptive or similar rights or any applicable Law. Except (A) as set forth in Section 3.2 of the Disclosure Schedules and (B) for the Capital Stock referred to in the first sentence of this Section 3.2, there is no Capital Stock of the Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), equity appreciation rights, calls or commitments of any character whatsoever to which the Company is a party or is bound requiring the issuance or sale of any Capital Stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them are bound to (x) repurchase, redeem or otherwise acquire any Capital Stock of the Company or (y) vote or dispose of any Capital Stock of the Company and no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any Capital Stock of the Company. The Purchased Shares are duly authorized and validly issued, fully paid, nonassessable, free of Liens (other than Liens imposed under applicable securities Law) and have not been issued in violation of any preemptive or similar rights.

(b) The capitalization table of the Company attached to Section 3.2(b) of the Disclosure Schedules is true and correct as of immediately after the Closing.

3.3 No Conflicts. Neither the execution and delivery of this Agreement or any Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) violate, breach, or be in conflict with any provisions of the Organizational Documents of the Company or any of its Subsidiaries, (ii) result in the creation or imposition of any Lien upon any property, rights or assets of the Company or any of its Subsidiaries, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of its properties or assets is subject, or (iv) violate any Law, Order of any Governmental Authority to which the Company or any of its Subsidiaries is subject, or by which any of its properties or assets is bound.

3.4 Litigation. There are no (a) Actions or Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at Law or in equity, whether before or by any Governmental Authority or otherwise or (b) settlement agreements or similar written agreements, whether with any Governmental Authority or otherwise, and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole.

3.5 Financial Statements. The Company has provided to each Purchaser (a) the consolidated audited balance sheet of Opco and its Subsidiaries as of December 31, 2018 (the “Balance Sheet Date”), and the related consolidated audited statements of operations and cash flows of Opco and its Subsidiaries and (b) the consolidated unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2019 and the related unaudited statements of operations and cash flows provided by the Company (collectively, the “Financial Statements”). The Financial Statements have been prepared from the books and records of Opco, the Company and their Subsidiaries, as applicable, in accordance with GAAP applied on a consistent basis throughout the periods covered (except as indicated in the notes thereto). The Financial Statements fairly present in all material respects, in accordance with GAAP, the financial position, results of operations, and changes in the capital and cash flows of Opco and the Company (together with their Subsidiaries), as applicable, as of the dates and for the periods indicated. Except as set forth in the Financial Statements, none of the Company or its Subsidiaries has any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and consistent with past practice subsequent to September 30, 2019, and (ii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in the case of clauses (i) and (ii), would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

3.6 No Operations. None of Holdings, Holdings Intermediate or the Company has conducted any business or operations or has any liabilities or obligations, other than immaterial liabilities or obligations incidental to its status as a holding company or related to the maintenance of its corporate existence.

3.7 Agreements; Actions. Except as disclosed in Section 3.7 of the Disclosure Schedules:

(a) other than the Transaction Documents, there are no (x) agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or such Subsidiary in excess of $10,000,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, or such Subsidiary or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s or such Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or (y) material agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it is bound that involve indemnification by the Company or such Subsidiary with respect to infringements of proprietary rights;

(b) none of the Company or any of its Subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) (A) incurred any Company Debt for money borrowed or (B) since September 30, 2019, incurred any other liabilities, in each case, individually in excess of $2,500,000 or in excess of $5,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) since September 30, 2019, sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of clauses (a) and (b) of this Section 3.7, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection; and

(c) none of the Company or any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person.

3.8 Intellectual Property. Section 3.8 of the Disclosure Schedules lists all material applications and registrations for trademarks, copyrights, trade names, service marks, domain names and patents owned by the Company or any of its Subsidiaries and necessary for the conduct of the Business. Each of the items set forth in Section 3.8 of the Disclosure Schedules (collectively, the “Owned Intellectual Property”) are owned free and clear of all Liens except for Permitted Liens or the Company possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to use each such item. To the Company’s Knowledge, (a) none of the Company or any of its Subsidiaries has received any notice or claim from and after January 1, 2015 that it is infringing on or has misappropriated the trademark, patent, copyright or trade secret rights of any Person and (b) there is no infringement or misappropriation by any Person of the Owned Intellectual Property. Section 3.8 of the Disclosure Schedules sets forth a complete and correct list, as of the date hereof, of all material written licenses to which the Company or any of its Subsidiaries is a party, pursuant to which (x) the Company or such Subsidiary permits any Person to use any of the Owned Intellectual Property or (y) any Person permits the Company or such Subsidiary to use any trademarks, service marks, trade names, domain names, copyrights, patents or trade secrets not owned by the Company or any of its Subsidiaries. Except as set forth in Section 3.8 of the Disclosure Schedules, to the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company or any of its Subsidiaries violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

3.9 Compliance with Laws; Licenses and Permits.

(a) The Company and its Subsidiaries are in compliance in all material respects with applicable Laws, and, to the Company’s Knowledge, are not under investigation with respect to any violation of any applicable Laws. None of the Company or any of its Subsidiaries is in violation of its respective Organizational Documents.

(b) The Company and its Subsidiaries have all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities and materially affecting, or materially relating to, the assets or the operation of the Business (the “Permits”). The Permits are valid and in full force and effect, neither the Company nor any of its Subsidiaries is in default under any material Permit and none of the Permits will be terminated as a result of the transactions contemplated hereby.

(c) The Company and its Subsidiaries are in compliance with applicable trade and economic sanctions Laws, and, to the Company’s Knowledge, are not under investigation with respect to any violation of such Laws. The Company and its Subsidiaries have no business dealings, either directly or indirectly, with any entity or individual subject to any trade or economic sanctions Laws applicable to the Company and its Subsidiaries.

3.10 Transactions with Affiliates. Section 3.10 of the Disclosure Schedules lists all agreements, arrangements and other commitments or transactions to or by which the Company and any of its Subsidiaries, on the one hand, and any of the Company’s or any of its Subsidiaries’ equityholders, officers, directors, employees or consultants, or to their respective spouses or spousal equivalents or children, or any Affiliate of any of the foregoing (other than the Company or any of its Subsidiaries) (collectively, the “Covered Persons”), on the other hand, are parties or are otherwise bound or affected, except for any agreements and arrangements with current and former employees and directors relating to their (a) employment (including equity interests) or service with the Company Group entered into in the ordinary course, including compensation and benefits relating to such employment or service or (b) separation from employment, including compensation (including equity interests) and benefits relating to such separation. To the Company’s knowledge, none of the Covered Persons has any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s or any Subsidiary’s customers, suppliers, service providers, joint venture partners, licensees and competitors or (ii) direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any Subsidiary except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company, in each case for clauses (i) and (ii) excluding the relationships or interests of the Company Group.

3.11 Employee Benefits; Labor.

(a) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries taken as a whole, each Plan complies with, and has been operated and administered in compliance with, its terms and all applicable Laws (including ERISA and the Code) and all contributions and premiums required to have been paid by the Company or its Subsidiaries to any Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law have been paid within the time prescribed by any such plan, agreement or applicable Law.

(b) No Plan is an unfunded pension plan or other retirement or termination plan, whether or not subject to minimum funding standards under applicable Law. Since January 1, 2018, neither the Company nor any of its Subsidiaries has sponsored, maintained or contributed to any pension plan subject to Title IV of ERISA.

(c) Neither the execution of this Agreement or the completion of the transactions contemplated by this Agreement will result in a material increase in compensation or benefits to any current or former employee or director of, or individual service provider to, the Company and its Subsidiaries or acceleration of the time of payment or vesting of compensation or benefits to any current or former employee or director of, or individual service provider to, the Company and its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement or similar agreement, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees of the Company and its Subsidiaries. No labor strike, slowdown or work stoppage is in effect or, to the Knowledge of the Company, threatened, with respect to employees of the Company and its Subsidiaries that would be reasonably expected to be material to the Company and its Subsidiaries taken as a whole.

3.12 Taxes.

(a) All material federal, state, county, local or foreign Taxes due and payable by the Company or any of its Subsidiaries have been timely paid. Except as set forth in Section 3.12 of the Disclosure Schedules, there have been no examinations or audits of any Tax Returns of the Company or any of its Subsidiaries by any applicable Government Authority in the preceding five taxable years. Each of the Company and its Subsidiaries has filed all material federal, state, county, local and foreign Tax Returns required to have been filed by it.

(b) To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of Common Stock.

(c) There are no Liens with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries, other than in respect of Taxes not yet due and payable or currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be.

3.13 Stockholders’ Agreement Amendment. The Stockholders’ Agreement Amendment does not materially and disproportionately adversely affect a Stockholder (as defined in the Stockholders’ Agreement) that is not a party to the Stockholders’ Agreement Amendment in a materially different manner than all of the other Stockholders.

3.14 Insurance. Section 3.14 of the Disclosure Schedules lists all material insurance policies of the Company and any of its Subsidiaries. Each such insurance policy is in full force and effect as of the date hereof, and, except as set forth in Section 3.14 of the Disclosure Schedules, a copy of each such policy has been provided to each Purchaser.

3.15 Real Property Holding Corporation. The Company is not now and has not been within the five (5) years preceding the date of this Agreement a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

3.16 Foreign Corrupt Practices Act. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) improperly influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence improperly to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents, have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its Subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. To the Company’s Knowledge, neither the Company nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

3.17 Anti-Money Laundering. To the Company’s Knowledge, the Company and its Subsidiaries are in compliance with all applicable Laws governing anti-money laundering.

3.18 No Shell Company. None of the Company or any of its Subsidiaries is, or has ever been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act.

3.19 Corporate Documents. The Organizational Documents of the Company and the Subsidiaries in effect as of immediately prior to the Closing are in the form made available to each Purchaser.

3.20 No Investment Company. The Company is not, and upon the issuance and sale of the Purchased Shares as contemplated by this Agreement will not be, an “investment company” required to be registered under the Investment Company Act of 1940, as amended (an “Investment Company”), and is not controlled by an Investment Company or subject to regulation under such Act.

3.21 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. The Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure. To the extent the Company or its Subsidiaries maintain or transmit protected health information, as defined under 45 C.F.R. § 160.103, the Company and its Subsidiaries are in compliance in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

3.22 Brokers and Finders. No person, firm, corporation or entity acting for or on behalf of the Company or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the Parties in connection with any of the transactions contemplated by this Agreement or the Transaction Documents or by any other agreement relating to the Current Financing Round to which the Company or any Affiliate of the Company is a party.

3.23 Side Letters. No member of the Company Group has entered into any side letter or other similar agreement with any Person that contains any provisions that, in the Company’s reasonable opinion, would be reasonably expected to have a material adverse effect on the operation of the Company Group or the interests of each Purchaser as a whole.

3.24 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this ARTICLE III, neither the Company nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity by the Company itself or on behalf of the Company or any other the Company or on behalf of the Company or any of its Subsidiaries, including any representation or warranty regarding the Company, any Purchased Shares, or any assets or Liabilities of the Company or any of its Subsidiaries or Affiliates, or any other rights or Liabilities to be transferred pursuant to this Agreement or the Transaction Documents or any other matter, and the Company hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at Law or in equity. The

Company hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to any Purchaser, any of its Affiliates, or any of its Representatives, including omissions therefrom. Without limiting the foregoing, the Company does not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, to any Purchaser, any of its Affiliates, or any of its Representatives regarding the success, profitability or value of the Company or any of its Subsidiaries or any of their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company as set forth below:

4.1 Organization; Authority; Binding Agreement.

(a) Such Purchaser is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own and hold its properties and assets and to conduct its business as now owned, held, and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business. Such Purchaser has the requisite power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance by such Purchaser of this Agreement and the Transaction Documents to which it is a party, have been duly authorized by all necessary action on the part of such Purchaser.

(b) This Agreement has been, and each of the Transaction Documents to be executed and delivered by such Purchaser will be, duly executed and delivered by such Purchaser, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, receivership, moratorium, conservatorship, reorganization, or other Laws of general application affecting the rights of creditors generally or by general principles of equity.

4.2 No Conflicts. Except as specifically provided for in the Transaction Documents, neither the execution and delivery of this Agreement or any Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) violate, breach, or be in conflict with any provisions of the Organizational Documents of such Purchaser, (ii) result in the creation or imposition of any Lien upon any property, rights or assets of such Purchaser, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Purchaser is a party or by which such Purchaser is bound or to which any of its properties or assets is subject, or (iv) violate any Law, Order of any Government Authority to which such Purchaser is subject, or by which any of its properties or assets is bound.

4.3 No Additional Representations; Inspection.

(a) Notwithstanding anything contained in ARTICLE III or any other provision of this Agreement, such Purchaser acknowledges and agrees that none of the Company or any of its Affiliates is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Company, its Subsidiaries or any assets of the Company or its Subsidiaries, other than the representations and warranties expressly set forth in ARTICLE III, and that the Common Stock is being sold “as is” and “where is”. In addition, such Purchaser acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided or made available to such Purchaser by or on behalf of the Company are not and shall not be deemed to be representations or warranties of the Company or any of its Affiliates.

(b) Such Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigations into and, based thereon, has formed an independent judgment concerning the Company and its Subsidiaries, (ii) has been provided with adequate access to such information, documents and other materials relating to the Company and its Subsidiaries as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as such Purchaser deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and has received satisfactory answers to such questions. Such Purchaser further acknowledges and agrees that none of the Company or any of its Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties contained in this Agreement.

4.4 Evaluation and Ability to Bear Risks. Such Purchaser has such knowledge and experience in financial and business affairs that such Purchaser is capable of evaluating the merits and risks of purchasing, and other considerations relating to, the Purchased Shares to be purchased by such Purchaser pursuant to this Agreement, and such Purchaser has not relied in connection with such Purchaser’s purchase of the Purchased Shares upon any representations, warranties or agreements other than those set forth in this Agreement. Such Purchaser’s financial situation is such that such Purchaser can afford to bear the economic risk of holding the Purchased Shares it is acquiring for an indefinite period of time, and such Purchaser can afford to suffer the complete loss of the Purchased Shares. Such Purchaser is an “accredited investor” as such term is defined in rule 501 of Regulation D promulgated under the Securities Act.

4.5 Purchase for Investment; Qualified Institutional Buyer.

(a) Such Purchaser is not acquiring the Purchased Shares it is acquiring with a view to or for sale in connection with any distribution of all or any part of the Purchased Shares. Such Purchaser will not, directly or indirectly, transfer, assign, sell or pledge all or any part of the Purchased Shares it is acquiring (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of the Purchased Shares) except in accordance with (a) the registration provisions of the Securities Act or an exemption from such registration provisions, (b) any applicable state or non-U.S. securities Laws and (c) the terms of the Stockholders’ Agreement, as amended by Stockholders’ Agreement Amendment, and this Agreement. Such Purchaser understands that such Purchaser must bear the economic risk of such Purchaser’s investment in the Purchased Shares it is acquiring for an indefinite period of time because, among other reasons, the offering and sale of the Purchased Shares have not been registered under the Securities Act and, therefore, the Purchased Shares cannot be sold other than through a privately negotiated transaction unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser also understands that transfers of the Purchased Shares are further restricted by the provisions of the Stockholders’ Agreement, as amended by Stockholders’ Agreement Amendment, and may be restricted by applicable state and non-U.S. securities Laws, and that no market exists or is expected to develop for the Purchased Shares.

(b) Such Purchaser is a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act).

4.6 Litigation. There are no Actions or Proceedings pending against such Purchaser, at Law or in equity, before or by any Governmental Authority, which, call into question the validity or which would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

4.7 Brokers and Finders. Such Purchaser has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transaction Documents or any transaction contemplated hereby or thereby.

ARTICLE V

PUT OPTION AND TRANSFER

5.1 Grant of Put Option. If a Morgan Stanley Put Right Closing occurs after the Closing and prior to the consummation of an IPO (a “Put Event”), each Purchaser shall have the right (the “Put Right”), but not the obligation, to cause the Company to purchase such number of the Put Event Shares elected by such Purchaser at the relevant Put Purchase Price, subject to the terms and conditions set forth in Section 5.2.

5.2 Procedures.

(a) The Company shall inform each Purchaser in writing within five (5) Business Days of the occurrence of a Put Event.

(b) If a Purchaser desires to sell any of the Purchased Shares pursuant to Section 5.1, such Purchaser shall within thirty (30) days of the occurrence of the Put Event deliver to the Company (A) a written notice (the “Put Exercise Notice”) exercising such applicable Put Right and specifying the number of Purchased Shares to be sold (the “Put Shares”) by such Purchaser; provided that the number of Put Shares exercised by such Purchaser pursuant to a Put Event shall not exceed such Purchaser’s number of the Put Event Shares with respect to such Put Event and (B) a certificate signed by a duly authorized officer of such Purchaser stating that (i) such Purchaser has full right, title and interest in and to such Put Shares, (ii) such Purchaser has all the necessary power and authority and has taken all necessary action to sell such Put Shares as contemplated by this ARTICLE V and (iii) such Put Shares are free and clear of any and all Liens. Any applicable Purchaser may deliver multiple Put Exercise Notices to the Company so long as such Purchaser continues to hold any Purchased Shares; provided that a Purchaser shall only be permitted to deliver a Put Exercise Notice with respect to any Purchased Shares once per occurrence of any Put Event.

(c) Subject to Section 5.3 below, the closing of any sale of Put Shares pursuant to this ARTICLE V shall take place no later than thirty (30) days following receipt by the Company of the Put Exercise Notice; provided that until the Put Right Closing occurs, any applicable Purchaser shall have the right to cancel and rescind the exercise of its Put Right by providing written notice to the Company. The Company shall give any applicable Purchaser at least three (3) days’ prior written notice of the date of closing of the Put Shares (the “Put Right Closing Date”).

5.3 Consummation of Sale. The Company shall pay the Put Purchase Price for the Put Shares by wire transfer of immediately available funds to an account specified by the relevant Purchaser on the Put Right Closing Date (the “Put Right Closing”).

5.4 Cooperation. The Company and each relevant Purchaser shall take all actions as may be reasonably necessary to consummate the sale contemplated by this ARTICLE V, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

5.5 Closing. At any Put Right Closing pursuant to this ARTICLE V, the applicable Purchaser shall deliver to the Company the Purchased Shares to be sold.

5.6 Affiliate and Inter-Fund Transfers. Any Purchaser may transfer any Purchased Shares owned by such Purchaser to (a) any of its Affiliates or (b) another fund or account managed, advised or sub-advised by an affiliated investment adviser registered pursuant to the requirements of the Investment Advisers Act of 1940, as amended, pursuant to a merger or reorganization of such Purchaser so long as the following requirements are met: (i) in the case of clause (b), written notice is provided to the Company promptly after such merger or reorganization; (ii) in the case of clause (a) or (b), a customary stock transfer agreement is provided promptly, and, in any event, within five (5) days of receipt of the notice provided in accordance with Section 7.4 hereof, in form reasonably satisfactory to the Company and containing no substantive new obligations or requirements of the transferee to which the transferor is not already subject, executed by the transferee and the transferor; and (iii) in the case of clause (a) or (b), the transferee becomes a party to the Stockholders’ Agreement, as amended by Stockholders’ Agreement Amendment, in accordance with the terms therein. If the above requirements are met, the provisions of this Agreement applicable to the relevant Purchaser shall become automatically applicable to the transferee upon the transfer of the Purchased Shares.

5.7 Termination. The provisions of this ARTICLE V shall terminate, and be of no further force and effect, immediately upon consummation of an IPO.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Information Rights. From and after the Closing and until the earlier to occur of (x) the relevant Purchaser no longer owning any Purchased Shares and (y) the consummation of an IPO, the Company shall deliver to such Purchaser the following information (collectively, “Company Information”):

(a) Quarterly Business Reports. Within fifty (50) days after the end of each Fiscal Quarter of each Fiscal Year beginning with the Fiscal Quarter ending December 31, 2019, a report containing the following information with respect to such Fiscal Quarter: (1) the number of physicians on the customer relations management platform of the Company Group as of the end of such Fiscal Quarter, (2) the Company Group’s revenue derived from Medicare Advantage Plans, (3) the Company Group’s revenue derived from Medicaid, (4) the Company Group’s total revenue and (5) the number of Anchor Markets in which the Company Group participated.

(b) Quarterly Balance Sheet Reports. Within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year beginning with the Fiscal Quarter ending March 31, 2020, consolidated unaudited statements of income and cash flows for the Fiscal Quarter and consolidated unaudited balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter.

(c) Annual Balance Sheet Reports. Within one hundred (100) days after the end of each Fiscal Year beginning with the Fiscal Year ended December 31, 2019, the consolidated audited statements of income and cash flows for the Fiscal Year and consolidated audited balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year.

(d) Capitalization Tables. Promptly upon request of such Purchaser, detailed capitalization tables of the Company and its Subsidiaries.

6.2 Right to Conduct Activities. The Company hereby agrees and acknowledges that each Purchaser (together with its Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable Law, no Purchaser (or its Affiliates) shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Purchaser (or its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such Purchaser (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any Purchaser from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to the Confidentiality Agreement.

6.3 Terms and Share Price Protection. In the event that the Company issues any additional securities in the Current Financing Round (“Current Financing Shares”), the Company shall provide each Purchaser with any additional or special rights provided to a purchaser receiving Current Financing Shares if any such right is not provided to such Purchaser pursuant to this Agreement or any other agreement between the Company and such Purchaser. If the price per share of any Current Financing Shares is lower than the Share Price, the Company will notify each Purchaser, and then each Purchaser shall have a right to require the Company to issue additional shares of Common Stock to such Purchaser (“Additional Shares”), for no additional consideration payable by such Purchaser, such that price per share paid by such Purchaser for the Purchased Shares and the Additional Shares, in the aggregate, equals the price per share of the Current Financing Shares.

6.4 Consent Rights. From and after the Closing and until the earlier to occur of (x) the relevant Purchaser no longer owning at least 50% of the Purchased Shares (or, solely with respect to clause (d) below, such Purchaser no longer owning any Purchased Shares) and (y) the consummation of an IPO, without the prior consent of such Purchaser, the Company shall not, and shall cause its Subsidiaries not to:

(a) issue any equity security of the Company at a price per share (or conversion or exercise price per share in the case of convertible or exercisable securities) that is less than the Share Price (as appropriately adjusted to reflect any consolidation, sub-division, conversion or similar event affecting the Common Stock after the date hereof), other than in the case of employee or service provider equity incentive awards awarded at fair market values and approved by the Company’s board of directors;

(b) recapitalize or reclassify the Common Stock or amend the Organizational Documents of the Company to amend or modify any rights thereof;

(c) redeem or repurchase any equity securities, other than repurchases of equity securities from former employees, officers, directors, consultants or other persons who performed services for the Company or any Subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

(d) incur any Company Debt if such incurrence would cause the Leverage Ratio (as defined in the Credit Agreement without regard to any future amendment, termination or waiver of the Credit Agreement) of the Company and its Subsidiaries to exceed 4.00 to 1.00; provided that, for purposes of the definition of Leverage Ratio for purposes of this Section 6.4(d), (x) each of the Company, Holdings and Holdings Intermediate shall be considered “Restricted Subsidiaries” and (y) no change to the entities considered “Restricted Subsidiaries” (whether effected by an amendment, termination or waiver of the Credit Agreement, or in any other manner) shall have any effect for purposes of this Section 6.4(d) without the prior consent of such Purchaser; or

(e) enter into any transaction (or series of related transactions) that involves the acquisition by a Person of more than 50% of the outstanding voting rights of the Company or would qualify as a Sale Transaction, if such transaction would result in upfront cash proceeds distributable to such Purchaser within ten (10) days following the closing of such Sale Transaction in an amount per share less than the Share Price unless any such transaction (i) occurs on or after the second anniversary of this Agreement or (ii) is consented to by equityholders holding a majority of the shares of Common Stock issued in the Current Financing Round.

6.5 D&O Indemnification. The Company will use commercially reasonable efforts to obtain and maintain insurance to cover the indemnification obligations to the Company’s directors and officers under the Company’s organizational documents.

6.6 Use of Logos. Notwithstanding anything to the contrary in the Transaction Documents or any other operating or governing agreement of any member of the Company Group, the Company hereby agrees that each Purchaser may use the logo of the Company, as well as the logos of any Subsidiaries in which such Purchaser, and/or any funds and/or accounts managed by such Purchaser, has invested indirectly through the Company, in such Purchaser’s marketing and promotional materials intended for distribution to investors and prospective investors. The Company represents and warrants to each Purchaser that the Company has the authority, or expects to have the authority, without the approval of any other party, to grant the rights set forth in the preceding sentence.

6.7 Use of Purchasers’ Names. The name of each Purchaser and all derivations thereof is the property of such Purchaser and its respective Affiliates. Except as otherwise required by Law or as reasonably necessary to comply with applicable Laws, including any money laundering or anti-terrorist Laws, or a governmental request, the Company agrees that, without the prior written consent of the relevant Purchaser, it will not, directly or through any Affiliate, (a) use in advertising or publicity the name of such Purchaser or any of its Affiliates, the name of any other entity with which such Purchaser or any of its Affiliates has an investment advisory arrangement and of which arrangement such Purchaser has theretofore notified the Company in writing (such entities, together with the Purchasers, are herein referred to collectively as the “Capital World Entities”) or the name of any partner or employee of any of the Capital World Entities, or any trade name, trademark (including Capital World and the Capital World logo), trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by any of the Capital World Entities, (b) represent that any product or any service provided by any member of the Company Group has been approved or endorsed by any of the Capital World Entities or (c) issue any press release or other public disclosure using the name of any of the Capital World Entities, including any trade name, whether in connection with the Company or otherwise. Nothing in clause (c) above shall prevent any disclosure of the name of any of the Capital World Entities, including any trade name, in any financial statements or reports distributed to the Company’s stockholders, or in any other communications with the Company’s stockholders to the extent that the Company reasonably determines such disclosure to be appropriate in connection with the activities of the Company or any of its Subsidiaries. For the avoidance of doubt, the foregoing shall not prohibit the Company from including the name of any of the Capital World Entities in any securities filing or any disclosure to any regulatory body. This provision shall survive termination of this Agreement.

6.8 Web Site. Any acknowledgement or agreement concerning the disclosure or confidentiality of information, or the use thereof, that is required as a condition to gaining access to any website on which the Company’s documents or reports are made available or delivered under the Transaction Documents shall be subject to (and superseded by) the terms of the Transaction Documents, as applicable.

6.9 Tax Information. The Company shall use commercially reasonable efforts to provide each Purchaser, as soon as reasonably practicable upon such Purchaser’s written request and at such Purchaser’s expense, any information regarding the Company reasonably requested by such Purchaser and which is readily available to the Company and not commercially sensitive (as determined by the Company in good faith) for such Purchaser (or any direct or indirect investor in such Purchaser) to file Tax Returns and reports, make any filings, applications, or elections to obtain any available refund, reduction or exemption from Taxes, make any relevant claims for repayment of, or credit in respect of, any Taxes paid or withheld by Company.

6.10 Board Decks. From and after the Closing and until the earlier to occur of (x) the relevant Purchaser no longer owning any Purchased Shares and (y) the consummation of an IPO, the Company hereby agrees, within five (5) Business Days following each meeting of the Board of Directors of the Company, to provide the relevant Purchaser with copies of any written materials provided to the full Board of Directors of the Company in connection with such meeting. Notwithstanding anything to the contrary herein:

(a) the Company shall have no obligation to provide material non-public information or price-sensitive information to the Purchaser if the Company determines in good faith that providing such information would cause the Company or any of its Subsidiaries to have a contractual obligation to the Purchaser or any of its Affiliates to publicly disclose such information in connection with a public offering of securities;

(b) the Purchaser acknowledges that, in its and its Representatives’ examination of confidential information, it and its Representatives may have access to material, non-public information, and the Purchaser is aware, and it will advise its Representatives, that state and federal Laws, including, without limitation, United States and foreign securities Laws, impose restrictions on the dissemination of such information and trading in securities when in possession of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to trade such securities;

(c) the Purchaser acknowledges and agrees that it will not, and it will advise its Representatives that they may not, acquire, dispose of or otherwise transfer, or advise or encourage any other Persons to acquire, dispose of or otherwise transfer, directly or indirectly, any securities of the Company or any of its Subsidiaries, including in any future IPO by the Company or any of its Subsidiaries, while in possession of material, non-public information, and that the confidential information is being furnished to the Purchaser in consideration of such agreement; and

(d) the Purchaser shall, and shall cause its Affiliates and Representatives to, keep confidential any information provided to it pursuant to this Section 6.10 in accordance with Section 7.7.

6.11 Regulatory Investigations. From and after the Closing and until the earlier to occur of (x) the relevant Purchaser no longer owning any Purchased Shares and (y) the consummation of an IPO, the Company shall, to the extent permitted by applicable Law, promptly notify each Purchaser of the commencement of any formal investigation (other than routine investigations) of which the Company becomes aware by the U.S. Securities and Exchange Commission or any other regulatory or administrative body with authority over the Company or any of its Affiliates that involves an allegation of a material violation of a Law by the Company or any of its Subsidiaries, in each case, to the extent that such investigation directly relates to the affairs of the Company. Each Purchaser shall, and shall cause its Affiliates and Representatives to, keep confidential any information provided to it pursuant to this Section 6.11 in accordance with Section 7.7.

ARTICLE VII

MISCELLANEOUS

7.1 Survival of Representations, Warranties and Covenants; Limitations on Liability.

(a) Except for the representations and warranties set forth in Sections 3.1, 3.2, 3.22, 4.1 and 4.7 (collectively, the “Fundamental Representations”), which shall survive until sixty days after the applicable statute of limitations, all representations and warranties made in this Agreement shall survive the Closing Date until the first anniversary of the Closing Date. None of the covenants or other agreements to be performed in whole or in part prior to the

Closing, if any, contained in this Agreement, or in any instrument or certificate delivered at Closing, shall survive the Closing or termination of this Agreement, and the Company shall not have any liability after the Closing in respect thereof, except for covenants and agreements which contemplate performance after the Closing or termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, each of which shall survive in accordance with its terms. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

(b) The Company shall not assert any contractual claim against any Purchaser in connection with this Agreement in respect of any Loss incurred or suffered by the Company until such time as the aggregate of all Losses that the Company may have in connection with this Agreement exceeds $95,000 (the “Liability Threshold”), and then only for the aggregate amount of all Losses in excess of the Liability Threshold. The aggregate liability of Purchasers in the aggregate in respect of any such claims (excluding claims asserting breaches by such Party of any Fundamental Representations) shall not exceed $950,000 (the “Cap”), and the aggregate liability of Purchasers in respect of any such claims for breaches by Purchasers of Fundamental Representations shall not exceed the Purchase Price.

(c) Neither Purchaser shall assert any contractual claim against the Company in connection with this Agreement in respect of any Loss incurred or suffered by any Purchaser until such time as the aggregate of all Losses that Purchasers in the aggregate may have in connection with this Agreement exceeds the Liability Threshold, and then only for the aggregate amount of all Losses in excess of the Liability Threshold. The aggregate liability of the Company in respect of any such claims (excluding claims asserting breaches by the Company of any Fundamental Representations) shall not exceed the Cap, and the aggregate liability of the Company in respect of any such claims for breaches by the Company of Fundamental Representations shall not exceed the Purchase Price.

(d) Notwithstanding the foregoing or anything else to the contrary, nothing in this Agreement shall, or shall be deemed or construed to, preclude, hinder, inhibit a determination that Fraud has occurred; relieve any Person of any liability or obligation for its Fraud; or limit or impair any recourse or remedy available, or hinder any ability to assert a claim, against a Person for its Fraud.

7.2 Reserved.

7.3 Specific Performance. Purchasers, on the one hand, and the Company, on the other hand, hereby acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this Agreement by the other. In such event, each agrees that the other Party shall have the right, in addition to any other rights it may have (whether at Law or in equity), to seek specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given and received when delivered in person, when received by electronic mail, or one (1) day after duly sent by overnight courier, addressed as follows (or at such other address for a party as shall be specified by like notice):

(a) if to a Purchaser to:

c/o Capital Research and Management Company

333 South Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:             Erik A. Vayntrub

Email:                   [***]

with a copy to (which shall not constitute notice):

c/o Capital Research and Management Company

630 Fifth Avenue, 36th Floor

New York, NY 10111

Attention:             Diana Wagner

Email:                   [***]

(b) if to the Company to:

Agilon Health Topco, Inc.

One World Trade Center, Suite 2050

Long Beach, CA 90831

Attention:     Ronald Kuerbitz

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10153

Attention:             Kevin Rinker

                 Christopher Anthony

Email:                   karinker@debevoise.com

                 canthony@debevoise.com

7.5 No Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so shall be void, except for assignments and transfers by operation of Law. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the parties to this Agreement and its successors and permitted assigns.

7.6 Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by the Parties hereto relating to the matters contemplated hereby and constitutes the entire agreement of the Parties with respect to the subject matter hereof. Nothing herein shall amend or supersede the provisions of the Confidentiality Agreement.

7.7 Confidentiality. Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to give the notices to obtain any prior regulatory approval or the Approvals, (iii) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby, (iv) as required by court order or otherwise mandated by Law or by Contract to which the Company or any Purchaser is a party, (v) as requested or required by any Governmental Authority having regulatory or supervisory authority over any Party hereto (or any Affiliate of any Party hereto), or (vi) in connection with legally required disclosure documents prepared by the Company, any Purchaser or any Affiliate of either, (A) no such party or Affiliate of such party shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or any confidential information provided hereunder, including pursuant to Section 6.10, without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), (B) no Purchaser shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning any non-public information or materials concerning or relating to the Company, including any Company Information, without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) and (C) none of the Company or any of its Subsidiaries shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning any non-public information or materials concerning or relating to any Purchaser without the prior consent of such Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything in this Agreement, each Purchaser may disclose confidential information (i) to any prospective purchaser of any Purchased Shares from such Purchaser in connection with a transfer of Purchased Shares in accordance with the Stockholders’ Agreement (as it may be amended from time to time), if such prospective purchaser agrees to be bound by the provisions of this Section 7.7 or (ii) to (A) any current or prospective Affiliate, partner, partner of a partner, member, stockholder, or wholly owned Subsidiary of such Purchaser or (B) any prospective limited partner of an investment entity formed (or to be formed) after the date hereof that is an advisory or subadvisory client of Capital Research and Management Company or any of its investment adviser affiliates, in each case, in the ordinary course of business or, in the case of clause (A), to the extent necessary to comply with any applicable policies of each Purchaser, provided that such Purchaser informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; provided that in the case of each of the foregoing, each Purchaser shall be responsible for any actions taken by Persons that such Purchaser disclosed such confidential information to that would be deemed a breach of this Agreement as if such Purchaser had taken such actions. Even in cases where such prior consent is not required, any such Purchaser, on the one hand, and the Company, on the other hand, shall promptly notify the other Party of such release in advance in order to provide a reasonable opportunity to the other Party to prepare a corresponding or other similar release or other action on a timely basis.

7.8 Transfer Taxes. All stamp, transfer, documentary, sales and use, value-added, excise, license, filing, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne by the Company. Any Tax Returns and other documentation that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Company, and the Company shall use its commercially reasonable efforts to provide drafts of such Tax Returns and other documentation to each Purchaser at least ten (10) Business Days prior to the due date for such Tax Returns and other documentation. Each party shall notify the other party if the first party receives any notice from a Governmental Authority with respect to Tax Returns filed pursuant to this Section 7.8 and the parties shall cooperate with each other in good faith to respond to any such notice or any other inquiry from a Governmental Authority.

7.9 Amendments, Supplements, Etc. This Agreement may be amended, supplemented or otherwise modified only by a writing signed by each Purchaser and the Company specifically referring to this Agreement. No term of this Agreement, nor performance thereof or compliance therewith, may be waived except by a writing signed by all of the Parties charged with giving such waiver.

7.10 Headings and Captions. The headings and captions in this Agreement are for reference purposes only and shall not affect the construction or interpretation of any provision of this Agreement.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

7.12 Governing Law; Jurisdiction; Venue.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York (whether in Contract or in tort) without giving effect to the principles of conflicts of Law thereof, other than Section 5-1401 of the General Obligations Law thereunder.

(b) Each Purchaser and the Company hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each of the Purchasers and the Company irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the Purchasers and the Company hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the Purchasers and the Company hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each of the Purchasers and the Company hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.13 Further Assurances. After the Closing, each of the Parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably necessary or appropriate to carry out all of the provisions of this Agreement and to consummate all the transactions contemplated by this Agreement with respect to the Purchased Shares transferred at the Closing on the terms set forth herein.

7.14 Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any other Person any rights or remedies hereunder.

7.15 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

THE COMPANY:

AGILON HEALTH TOPCO, INC.

By:	/s/ Ravi Sachdev
Name: Ravi Sachdev
Title: President

[Signature Page to Investment Agreement]

PURCHASERS:

THE NEW ECONOMY FUND

By:	Capital Research and Management Company, for and on behalf of The New Economy Fund

By:	/s/ Michael J. Triessl
Name: Michael J. Triessl
Title: Authorized Signer

SMALLCAP WORLD FUND, INC.

By:	Capital Research and Management Company, for and on behalf of SMALLCAP World Fund, Inc.

By:	/s/ Michael J. Triessl
Name: Michael J. Triessl
Title: Authorized Signer

[Signature Page to Investment Agreement]